malonebailey LLP
CERTIFIED PUBLIC ACCOUNTING FIRM

September 6, 2019

U.S. Securities and Exchange Commission
100 F Street, N.E.
Washington, DC 20549

We have read the statements under Item 4.01 of the Current Report on Form 8-K of Stealth Technologies, Inc. to be filed with the Securities and Exchange Commission on or about September 6, 2019. We agree with all statements pertaining to us. We have no basis on which to agree or disagree with the other statements contained therein.

MaloneBailey, LLP

MaloneBailey, LLP
www.malonebailey.com
Houston, Texas